Exhibit (h)(2)

ADMINISTRATIVE SERVICES AGREEMENT

Agreement, made this 1st day of May, 2003 between CitiStreet Funds, Inc., a Maryland corporation (the “Series Fund”), and CitiStreet Funds Management LLC, a New Jersey limited liability company (the “Manager”).

WHEREAS, the Series Fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Series Fund is currently divided into four separate series (each a “Fund”), and each Fund issues two classes of shares, I Shares and R Shares; and

WHEREAS, the Series Fund has determined to retain State Street Bank & Trust Company as transfer agent, but the parties desire to continue the current arrangement whereby the Manager receives an administrative services fee for providing or procuring recordkeeping, subaccounting or other administrative services for investors in R Shares.

NOW, THEREFORE, the parties agree as follows:

1. This Agreement supersedes the Transfer Agency Agreement between the parties dated March 19, 2002.

2. The Manager agrees that it will perform or arrange for the performance by others of recordkeeping, subaccounting and other administrative services for investors in R Shares. Those services shall include services generally provided to participants in qualified plans.

3. The Manager shall maintain, or cause to be maintained, such books and records relating to this Agreement as required by the 1940 Act. The Manager shall preserve, or cause to be preserved, any such books and records for the period and in the manner prescribed by the 1940 Act. To the extent required by the 1940 Act, the Manager agrees that all books and records maintained by the Manager relating to the services performed by the Manager pursuant to this Agreement are the property of the Series Fund and will be preserved and will be surrendered promptly to the Series Fund upon request.

4. The R Shares class of each Fund shall pay the Manager a fee of an annual rate of 0.10% of the average daily net assets of the R Shares of that Fund, to compensate the Manager for providing, or arranging for the provision of, recordkeeping, subaccounting and administrative services to retirement plan participants investing in R Shares. The Manager may use all or a significant portion of this fee to compensate retirement plan service providers for providing these services to plan participants.

5. The Manager shall not be liable for any loss suffered by the Series Fund as the result of any negligent act or error of judgment of the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Series Fund shall indemnify the Manager and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Manager resulting from actions for which it is relieved of responsibility by the paragraph. The Manager shall indemnify the Series Fund and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Series Fund resulting from actions for which the Manager is not relieved of responsibility by the paragraph.

6. This Agreement shall continue in effect until terminated. This Agreement may be terminated with respect to any Fund by the Series Fund or by the Manager, without penalty, upon 60 days’ prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time, without penalty, by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act).

7. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid, (1) to CitiStreet Funds Management LLC at Two Tower Center, East Brunswick, NJ 08816, Attention: Secretary; or (2) to CitiStreet Funds, Inc. at Two Tower Center, East Brunswick, NJ 08816, Attention: President.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of law.

9. This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by the their officers designated below as of the day and year first above written.

CITISTREET FUNDS, INC.

By:	/s/ Paul S. Feinberg
Name:	Paul S. Feinberg
Title:	President

CITISTREET FUNDS MANAGEMENT LLC

By:	/s/ Paul S. Feinberg
Name:	Paul S. Feinberg
Title:	Executive Vice President

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